As filed with the Securities and Exchange Commission on April 10, 2008
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Applied Signal Technology, Inc.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	77-0015491 (I.R.S. Employer Identification No.)

400 West California Avenue
Sunnyvale, California 94087

(Address of principal executive offices) (Zip code)

Applied Signal Technology, Inc. 2004 Stock Incentive Plan
(Full title of the plan)

Gary L. Yancey
President, Chief Executive Officer,
and Chairman of the Board
Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, California 94087
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (408) 749-1888
This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities to be	Amount to be	offering price per	aggregate offering	Amount of
Registered(1)	Registered(2)	share(3)	price(3)	registration fee
Applied Signal Technology, Inc. 2004 Stock Incentive Plan Common Stock	550,000 (4)	$11.29	$6,209,500	$244.04
TOTAL				$244.04

(1)	The securities to be registered include options and rights to acquire the common stock of Applied Signal Technology, Inc.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. The price is based upon the average of the high and low prices of the Common Stock on April 8, 2008, as reported on the Nasdaq Global Select Market.

(4)	Includes 500,000 additional shares approved for issuance under the 2004 Stock Incentive Plan (the “Plan”) and up to 50,000 shares that were or may be issued under the Plan subject to vesting and that, upon vesting, were or may be tendered to the registrant in satisfaction of participant withholding tax obligations. In accordance with the terms of the Plan, as these shares are tendered to the registrant, they shall again be available as part of the 1,100,000 shares authorized for issuance under the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     Applied Signal Technology, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:
     (a) The Company’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended October 31, 2007, as filed with the Securities and Exchange Commission on January 11, 2008.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.
     (c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, File No. 000-21236, filed with the Securities and Exchange Commission on February 11, 1993, effective March 26, 1993, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
     The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
     Inapplicable.
Item 6. Indemnification of Directors and Officers
     The Company’s Second Amended and Restated Articles of Incorporation provide that the liability of the directors and officers for monetary damages shall be eliminated to the fullest extent permissible under California law. Pursuant to California law, the Company’s directors and officers shall not be liable for monetary damages for actions taken in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding had no reasonable cause to believe the conduct was unlawful. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under California law. In addition, each director and officer will continue to be subject to liability for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director or officer, (iii) any transaction from which a director or officer derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the Company or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the Company or its shareholders, (vi) any transaction that constitutes an illegal distribution or dividend under California law, and (vii) any transaction involving an unlawful conflict of interest between the director or officer and the Company under California law. The provision also does not affect a director’s or officer’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
Item 7. Exemption From Registration Claimed
     Inapplicable.
Item 8. Exhibits
     See Exhibit Index.
Item 9. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on April 10, 2008.

APPLIED SIGNAL TECHNOLOGY, INC.
By:	/s/ James E. Doyle
James E. Doyle
Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY
     The officers and directors of Applied Signal Technology, Inc., whose signatures appear below, hereby constitute and appoint Gary L. Yancey and James E. Doyle, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 10, 2008.

Signature	Title

/s/ Gary L. Yancey Gary L. Yancey	Chairman of the Board, Chief Executive Officer, and President (Principal Executive Officer)

/s/ James E. Doyle James E. Doyle	Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Milton E. Cooper Milton E. Cooper	Director

/s/ John P. Devine John P. Devine	Director

/s/ David D. Elliman David D. Elliman	Director

Marie S. Minton	Director

/s/ Robert J. Richardson Robert J. Richardson	Director

/s/ John R. Treichler John R. Treichler	Chief Technical Officer and Director

EXHIBIT INDEX

4.1	Second Amended and Restated Articles of Incorporation of Applied Signal Technology, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 28, 1993, No. 333-58168).

4.2	Amended and Restated Bylaws of Applied Signal Technology, Inc. (incorporated by reference from Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 28, 1993, No. 333-58168).

5.1	Legal Opinion of DLA Piper US LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24	Power of Attorney (included in signature pages to this registration statement)